Exhibit 5.3

May 26, 2023

Amcor Flexibles North America, Inc.
2301 Industrial Drive

Neenah, Wisconsin 54956

United States

Re:	Registration, offer and sale of $500,000,000 5.625% Guaranteed Senior Notes due 2033 by Amcor Finance (USA), Inc., fully and unconditionally guaranteed on a senior, unsecured basis by, among others, Amcor Flexibles North America, Inc.

Ladies and Gentlemen:

We have acted in the limited capacity of special local counsel in Missouri to Amcor Flexibles North America, Inc., a corporation organized under the laws of Missouri (“Amcor Flexibles”), in connection with certain legal matters with respect to the issuance and sale by Amcor Finance (USA), Inc., a corporation organized under the laws of Delaware (“AFUI”), of $500,000,000 aggregate principal amount of 5.625% guaranteed senior notes due 2033 (the “Notes”). We refer to the Registration Statement on Form S-3, File No. 333-239060-01 (the “Registration Statement”), filed by Amcor Flexibles with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act and pursuant to which the Notes will be issued. The Notes will be issued under an Indenture dated as of May 26, 2023 (the “Indenture”), among AFUI, as issuer, and Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (“Amcor plc”), Amcor UK Finance plc, a public limited company incorporated in England and Wales with limited liability (“Amcor UK”), Amcor Pty Ltd, a company incorporated under the laws of Australia (“Amcor Australia”), and Amcor Flexibles (together with Amcor plc, Amcor UK, and Amcor Australia, the “Guarantors”), as guarantors, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee, and the Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by each of the Guarantors pursuant to the guarantees contained in the Indenture (collectively, the “Transaction”).

In connection with this opinion we have examined copies of the following (collectively, the “Reviewed Documents”), executed where applicable:

a.	the Indenture and the officer’s certificate pursuant to Sections 102, 201, 301 and 303 of the Indenture, dated May 26, 2023, with respect to the Transaction;

b.	the Notes;

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c.	the Underwriting Agreement, dated May 17, 2023, by and among AFUI, the Guarantors, and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto (the "Underwriting Agreement");

d.	the Preliminary Prospectus Supplement and Final Prospectus Supplement, each dated May 17, 2023 (in each case, to the Prospectus dated June 10, 2020);

e.	an executed copy of a certificate of Daniel Sula, Secretary of Amcor Flexibles, dated the date hereof (the “Secretary’s Certificate”);

f.	copies of the Amended and Restated Articles of Incorporation of Amcor Flexibles, as amended, as certified by the Secretary of Amcor Flexibles, pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Articles”);

g.	a copy of the Amended and Restated Bylaws of Amcor Flexibles in the form certified by the Secretary of Amcor Flexibles pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Bylaws” and together with the Articles, the “Organizational Documents”);

h.	a copy of the Certificate of Good Standing with respect to Amcor Flexibles issued by the Secretary of State of the State of Missouri on May 23, 2023 (the “Good Standing Certificate”); and

i.	a copy of the resolutions adopted by the Board of Directors of Amcor Flexibles pursuant to certain Unanimous Written Consents of the Board of Directors of Amcor Flexibles, dated June 4, 2020 and May 12, 2023, a copy of the executed certificate of the approving officers of the Company, dated May 17, 2023, with respect to the Transaction, and a copy of the resolutions adopted by the Board of Directors of Amcor plc, dated April 19, 2023, each in the form certified by the Secretary of Amcor Flexibles pursuant to the Secretary's Certificate as being true, complete, and correct as of the date hereof and as remaining in full force and effect and having not been rescinded, modified, or supplemented as of the date hereof (collectively, the “Authorizing Resolutions”).

Subject to our qualifications, exceptions, assumptions and limitations set forth herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Amcor Flexibles and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Amcor Flexibles and others, and such other documents and have conducted such other investigations of fact and law as we have deemed necessary or appropriate as a basis for the opinions stated below.

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May 26, 2023

In our examination and for purposes of the opinions expressed below, we have assumed (a) the genuineness of all signatures and the completion of all deliveries not witnessed by us, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, (e) the authenticity of the originals of such copies and (f) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by Amcor Flexibles).

As to factual matters, we have relied upon the Reviewed Documents furnished to us without independent verification of their accuracy.

Subject to the assumptions, limitations, and qualifications set forth herein, and further subject to any statement below that an opinion is based solely on a referenced document, as of the date hereof, it is our opinion that:

(1)            Based solely on the Articles, the Good Standing Certificate and the Secretary’s Certificate, Amcor Flexibles is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is in good standing with the Secretary of State of the State of Missouri;

(2)            Amcor Flexibles has all requisite corporate power and authority to enter into and perform its obligations under the Indenture; and

(3)            Based solely on the Organizational Documents, the Secretary’s Certificate and the Authorizing Resolutions, Amcor Flexibles has taken all necessary corporate action to authorize the entry into and performance by it of its obligations under the Indenture.

Our opinions set forth above are further subject to the following qualifications:

(A)            We assume, if and to the extent relevant to our opinions, that, and our opinions do not address whether, any agreement, document, or instrument, the terms thereof, or any party’s (including Amcor Flexibles’) obligations thereunder are legal, valid, binding, and/or enforceable.

(B)            We express no opinion as to any party other than Amcor Flexibles.

(C)            Our opinions are limited to the laws of the State of Missouri, and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of county, municipal, city, township, or other local laws or the laws of any local agencies within any state (including, without limitation, the State of Missouri). We express no opinion as to any provisions purporting to indicate the state in which a document was executed. Our opinions do not relate to any statutes, rules, or regulations of the State of Missouri other than the Missouri statutes, rules and regulations that, in our experience, are normally applicable to transactions of similar type as the Transaction and to corporations doing business in the State of Missouri similar to that of Amcor Flexibles. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Missouri, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

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May 26, 2023

(D)            We express no opinion as to whether Amcor Flexibles’ directors or officers have complied with their fiduciary duties in connection with their approval of the Indenture and the transactions contemplated thereby.

(E)            We express no opinion regarding any certificate, document, or agreement necessary to complete the Transaction, whether or not incorporated by reference therein or attached thereto.

(F)            We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any document or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates.

(G)            We express no opinion as to any financial matters or the financial condition of Amcor Flexibles or any other party. We express no opinion as to the effect of or compliance with any federal or state securities laws and "Blue Sky" laws.

The opinions expressed herein are given only as of the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of (1) any changes with respect to any matters described in this opinion letter or (2) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the transactions contemplated in the Indenture or the outcome of any legal dispute which may arise in the future.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Armstrong Teasdale LLP

Armstrong Teasdale LLP

ARMSTRONG TEASDALE LLP